Exhibit 10.8
POST 2004
UNFUNDED DEFERRED COMPENSATION
PLAN FOR THE DIRECTORS OF
PEOPLES BANK SB
     The provisions of this Plan apply to all post-2004 deferrals. It is the intent of all of the parties hereto that the Plan meets the requirements of Section 409A of the Internal Revenue Code. The terms of the Plan are as follows:
     1. Each director may elect on or before December 31st of any year to defer all or a specified portion of his annual fees for succeeding calendar years.
     2. Any person elected to fill a vacancy on the board, and who was not a director on the preceding December 31st, may elect, within 30 days after becoming eligible under the Plan, to defer all or a specified part of his annual fees for the balance of the calendar year following such election and for succeeding calendar years, unless such person was already a participant in another account balance plan sponsored by the bank.
     3. The rate of interest to be paid on deferred fees will be equal to the bank’s regular six-month certificate of deposit, plus 2%. Interest on this account will be compounded quarterly. The interest rate will be reset on the first business day of each month.
     4. Amounts deferred under the Plan, together with accumulated interest, will be distributed in annual installments over a ten-year period beginning with the first day of the calendar year immediately following the year in which the director ceases to be a director. Not withstanding this provision, in no event shall a “key employee”; as that term is defined by the Internal Revenue Service, receive any payment earlier than six-months after termination of employment. The first annual installment for any such key employee will be paid on or soon after the later of six-months after termination of employment or the first day of the calendar year immediately following the year of termination of employment. All subsequent annual installment payments to any such key employee will be made in the month of January, beginning with the January that immediately follows the first annual installment payment.
     5. An election to defer fees shall continue from year to year unless terminated by the director by written request. In the event a director elects to terminate deferring fees, the amount already deferred cannot be paid to him until he ceases to be a director. A director may not make or modify deferral elections during the middle of a year other than as provided in Paragraph 2.
     6. Upon the death of a director or former director prior to the expiration of the period during which the deferred amounts are payable, the balance of the deferred fees and interest in his account shall be payable to his estate or designated beneficiary in full on the first day of the calendar year, following the year in which he dies.

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     7. Distribution of benefits pursuant to the termination of the Plan is prohibited unless the termination qualifies as a distributable event under Section 409A of the Internal Revenue Code or the regulations thereunder.
     8. Not withstanding any other provisions to the contrary, in accordance with guidance issued by the United States Treasury and the Internal Revenue Service, participants may make a valid deferral election as late as March 15, 2005 with respect to 2005 fees that became payable after such date. A participant may make such an election by completing the appropriate deferral election form and submitting it to the bank no later than March 15, 2005.
ELECTION TO PARTICIPATE IN UNFUNDED DEFERRED COMPENSATION PLAN
     Certificates acknowledged and attested and inserted herewith to become apart of these minutes. Adopted by the Board of Directors this 16th day of November 2005, and made effective January 1, 2005.

Attested by:

/s/ David A. Bochnowski	/s/ Jon E. DeGuilio

Chairman & CEO	Corporate Secretary

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